Exhibit 99.1

DOCENT REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2003

Announces Global Fortune 500 Customer Wins at BMW North America,

NCR and BMO Financial Group

Mountain View, CA.–July 23, 2003–Docent®, Inc. (Nasdaq: DCNT), a leading provider of integrated software solutions proven to directly drive business performance through learning, today announced the financial results of its second quarter ended June 30, 2003.

Docent’s second quarter 2003 revenue was $7.3 million, an increase from $6.6 million reported in the second quarter of 2002.

On a GAAP basis, the second quarter 2003 net loss was $2.7 million, or 21 cents per share, compared to a net loss of $6.8 million, or 49 cents per share, in the second quarter of 2002.

“We are pleased with our performance in the second quarter, especially our 10 percent revenue growth over the second quarter of 2002, and our continued progress in reducing our losses and cash usage,” said R. Andrew Eckert, president and chief executive officer. “We have progressively reduced Docent’s net loss in each of the seven most recent quarters and our cash usage has been reduced from $14.9 million in the fourth quarter 2001 to $1.9 million in the most recent quarter,” he stated.

“Our solution suite and in particular, Docent Analytics™ continued to gain acceptance in the market place during the second quarter. We have been gratified to see the industry and other players follow our product introductions and solution messaging.” Eckert said. “In head to head competition at major accounts, Docent continues to dominate the vendor of choice decisions. As contracts take longer to be signed in today’s business climate, I believe that winning these all-important selections is the best indicator of future success” he added.

At the end of the second quarter of 2003, Docent had $35.8 million in cash and short-term investments, or approximately $2.50 per share. Deferred revenue was $7.3 million as of June 30, 2003, compared to $6.3 million as of June 30, 2002. Accounts receivable days sales outstanding (DSO) was 53 days at the end of the second quarter of 2003, compared to 82 days at the end of the second quarter of 2002 quarter.

For the six months ended June 30, 2003, revenue was $14.7 million; flat with the $14.7 million reported for the first half of 2002. On a GAAP basis, Docent’s net loss was reduced to $5.6 million, or 43 cents per share, from $16.6 million, or $1.18 per share in the first half of 2002.

Second Quarter Highlights

•	New customer wins at BMW North America, NCR and, in partnership with Exult, the BMO Financial Group (parent of Bank of Montreal).

•	A record quarter in Japan as a result of Docent’s sustained investment in this market over the past two years. Docent signed a license agreement with Works Applications, a leading Enterprise Resource Planning (ERP) vendor in Japan and added Pfizer Japan as a new customer. Docent’s installed base in Japan also includes NEC, Sony and NTT Comware.

•	Continued progress in Europe. Docent added the Swedish National Labor Board as a new customer and also went live at Carrefour in France, the second largest retail chain in the world, as well as the Football Association and the University of Sheffield in the United Kingdom.

•	Expansion of Docent’s relationship with Exult, a leader in the fast growing business process outsourcing solutions market, by adding new modules of the Docent Enterprise™ suite to the license agreement. Docent Enterprise is the embedded learning component of Exult’s comprehensive human resources solutions that serve premier corporations worldwide, including International Paper, British Petroleum and BMO Financial Group. Docent is the de-facto standard in the Human Resources Outsourcing area with nearly all identified major deals running on the Docent solution.

Financial Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after July 23, 2003.

For the third quarter of 2003, Docent expects revenue to be between $7.0 million and $8.0 million compared to $7.3 million in the second quarter of 2003. On a GAAP basis, the net loss is expected to be between 19 cents and 22 cents per share compared to 21 cents per share in the second quarter of 2003.

TELECONFERENCE WEB CAST

Docent management has scheduled a teleconference for 2:00 p.m. (PDT), 5:00 p.m. (EDT) today to discuss financial results and business events for the second quarter of 2003, as well as the current outlook for the third quarter of 2003. A live Web-cast of the conference call can be accessed through the Investor Relations section of Docent’s Web site at http://www.docent.com. From this site, you can listen to the teleconference, assuming that your computer system is configured properly. A telephone replay of the teleconference will be available on Wednesday, July 23, beginning at approximately 4:00 p.m. (PDT) through the close of business on July 30, 2003. The replay can be accessed by dialing: 402-344-6811, no access code is required.

About Docent, Inc.

Docent, Inc. (Nasdaq: DCNT) is a leading provider of integrated software solutions proven to directly drive business performance through learning. Docent solutions for sales performance, product launch, channel effectiveness, customer education, compliance, ERP/CRM implementations, and other business priorities are enabled by the industry’s most comprehensive suite of business performance management applications, industry-specific content, and world-class services. Solutions are tailored to address the unique requirements of vertical markets, including government, life sciences, energy, high tech, telecommunications, financial services, retail and manufacturing.

Docent outperforms the industry in customer satisfaction benchmarks, delivering compelling and measurable ROI to blue chip customers such as Cingular Wireless, Harley-Davidson, Wachovia Corporation, Lucent Technologies, Kelly Services, Eaton Corporation, D&B, Halliburton, Rockwell Collins, and Bechtel Group, Inc. Docent partners with the world’s most prominent systems integrators and business process outsourcing providers, including Accenture, Exult, IBM Human Capital Solutions, Cap

Gemini Ernst & Young and Deloitte Consulting. Docent is distinguished as a leader by Gartner in the 2003 e-Learning Suites and LMS Magic Quadrants, and by the META Group in the 2003 METAspectrum report on learning management system vendors. Docent is headquartered in Mountain View, California, with other offices throughout the United States, Europe and Asia-Pacific. For more information, visit www.docent.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “forecasts,” “predicts,” “intends” or the negative of such terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following: (1) Docent’s current financial outlook for the third quarter of 2003 (2) Docent’s ability to compete effectively in the eLearning market, (3) Docent’s plans to develop new products and services, (4) Docent’s business strategies and plans and (5) Docent’s future business performance. Actual results may differ materially from those described in any such forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. Risks inherent in Docent’s business and factors that could cause or contribute to such differences include without limitation the risks set forth in Docent’s filings with the Securities and Exchange Commission, including the “Risk Factors” section and the considerations set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the quarter ended March 31, 2003. Docent expressly disclaims any obligation to update any forward-looking statements.

Docent, Docent Enterprise and the marks relating to Docent products and services referenced herein are either trademarks and/or registered trademarks of Docent, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

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For Additional Information Contact:

Neil Laird

650-934-9525

nlaird@docent.com

Steve Polcyn

650-934-9589

spolcyn@docent.com

Docent, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
License	$3,120	$2,720	$6,704	$7,106
Service and maintenance	4,203	3,925	8,026	7,545

Total revenue	7,323	6,645	14,730	14,651

Cost of revenue:
Cost of license	348	385	708	796
Cost of service and maintenance	2,255	2,476	4,262	4,947

Total cost of revenue	2,603	2,861	4,970	5,743

Gross profit:
License	2,772	2,335	5,996	6,310
Service and maintenance	1,948	1,449	3,764	2,598

Total gross profit	4,720	3,784	9,760	8,908

Operating expenses:
Research and development	2,451	2,166	4,885	6,163
Sales and marketing	4,068	4,740	8,087	12,650
General and administrative	1,176	708	2,578	2,873
Restructuring charges	(327)	3,361	(327)	4,286

Total operating expenses	7,368	10,975	15,223	25,972

Loss from operations	(2,648)	(7,191)	(5,463)	(17,064)
Interest expense	(20)	(46)	(34)	(136)
Other income and (expense), net	(70)	197	(160)	50
Interest income	102	245	203	608

Loss before provision for income taxes	(2,636)	(6,795)	(5,454)	(16,542)
Provision for income taxes	101	46	118	94

Net loss	$(2,737)	$(6,841)	$(5,572)	$(16,636)

Net loss per share—basic and diluted	$(0.21)	$(0.49)	$(0.43)	$(1.18)

Weighted average common shares outstanding	13,020	14,099	13,026	14,068

Docent, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003
Revenue:
License	$2,496	$3,684	$3,584	$3,120
Service and maintenance	3,560	3,401	3,823	4,203

Total revenue	6,056	7,085	7,407	7,323

Cost of revenue:
Cost of license	481	429	360	348
Cost of service and maintenance	1,987	1,829	2,007	2,255

Total cost of revenue	2,468	2,258	2,367	2,603

Gross profit:
License	2,015	3,255	3,224	2,772
Service and maintenance	1,573	1,572	1,816	1,948

Total gross profit	3,588	4,827	5,040	4,720

Operating expenses:
Research and development	2,536	2,427	2,434	2,451
Sales and marketing	4,571	4,268	4,019	4,068
General and administrative	1,479	1,584	1,402	1,176
Restructuring charges	(1,093)	—	—	(327)

Total operating expenses	7,493	8,279	7,855	7,368

Loss from operations	(3,905)	(3,452)	(2,815)	(2,648)
Interest expense	(6)	(4)	(14)	(20)
Other income and (expense), net	(189)	75	(90)	(70)
Interest income	215	167	101	102

Loss before provision for income taxes	(3,885)	(3,214)	(2,818)	(2,636)
Provision for income taxes	55	3	17	101

Net loss	$(3,940)	$(3,217)	$(2,835)	$(2,737)

Net loss per share – basic and diluted	$(0.28)	$(0.24)	$(0.22)	$(0.21)

Weighted average common shares outstanding	13,952	13,356	13,033	13,020

Docent, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	Dec. 31, 2002
Assets
Current assets:
Cash and cash equivalents	$29,803	$37,014
Short term investments	5,988	3,974
Accounts receivable, net	4,274	5,958
Prepaid expenses and other current assets	1,745	1,424

Total current assets	41,810	48,370
Property and equipment, net	2,626	3,118
Intangible assets, net	1,897	2,337
Other assets	386	417

Total assets	$46,719	$54,242

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$782	$1,032
Accrued liabilities	3,324	5,448
Restructuring accrual, current portion	651	888
Deferred revenue	7,283	6,626
Capital lease obligations, current portion	—	99

Total current liabilities	12,040	14,093
Restructuring accrual	647	1,096
Capital lease obligations	—	45
Stockholders’ equity	34,032	39,008

Total liabilities and stockholders’ equity	$46,719	$54,242